Exhibit 10.7

TERM SHEET

EXECUTIVE DUTIES AND COMPENSATION

The following sets forth the compensation of and duties to be performed by Ray Smith following the merger of Keystone Bancshares, Inc. with River Financial Corporation, pursuant to the Agreement and Plan of Merger dated as of May 13, 2015.

Title:	President, River Financial Corporation
President, River Bank & Trust

Duties:	The President is responsible for day-to-day operations, will serve on the Executive Committee, and shall otherwise perform the duties and exercise the powers of said office consistent with the Bylaws of the companies.

Compensation:	Annual Base Salary: $225,000

Merger Integration Payment: $225,000 (paid at closing of Merger)

Stock Options: 32,000 shares of River Financial Common Stock granted promptly after closing of Merger

Assumption of Existing Benefit Plans: Without limiting River’s assumption of Keystone contracts generally, River will assume, at Closing, Ray Smith’s Supplemental Executive Retirement Plans (SERP) and Split-Dollar Life Insurance Agreement and, at Ray Smiths’ option, establish a Rabbi Trust for the SERP for the benefit of, and on terms acceptable to, Ray Smith.

Other Plans: Participation in other incentive programs at same level as CEO and participation in all employee benefit and compensation plans and programs available to all River employees generally.

Taxes: Payment of any excise or similar taxes assessed on Ray Smith as a result of the payment of any and all of the foregoing compensation.

Other:	Change in Control Agreement: A Change in Control Agreement on terms substantially similar to Jimmy Stubbs’ Change in Control Agreement. Upon execution of the Change in Control Agreement, Ray Smith agrees to waive his rights under his Employment Agreement with Keystone.

The foregoing sets forth the compensation and duties of Executive only and does not represent an employment contract. Executive is an employee at will.

Done this 13th day of May, 2015.

/s/ Ray Smith Ray Smith

RIVER FINANCIAL CORPORATION

BY:	/s/ Jimmy Stubbs
Name: Jimmy Stubbs,
Chief Executive Officer

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